Exhibit 10.18.6

EXECUTION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NO. 6

TO MASTER REPURCHASE AGREEMENT

Amendment No. 6 to Master Repurchase Agreement, dated as of April 25, 2019 (this “Amendment”), by and between Bank of America, N.A. (“Buyer”) and Quicken Loans Inc. (“Seller”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of October 16, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Master Repurchase Agreement”; and as amended by this Amendment, the “Master Repurchase Agreement”).

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1. Alternative Rate. Article 4 of the Existing Master Repurchase Agreement is hereby amended by adding the following new Section 4.14 at the end thereof:

4.14                        Alternative Rate.

(a)   If prior to any Payment Date, Buyer determines in its commercially reasonable discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means will or do not exist for ascertaining One-Month LIBOR, One-Month LIBOR will be or is no longer in existence, or the administrator of One-Month LIBOR or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which One-Month LIBOR shall no longer be made available or used for determining the interest rate of loans, Buyer shall give prompt notice thereof to Seller (such notice, the “Scheduled Unavailability Notice”) that a new alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) (any such rate, a “Successor Rate”), together with any proposed Successor Rate Conforming Changes, as determined by Buyer in its commercially reasonable discretion with due consideration to the then-prevailing market practice for determining a rate of interest for mortgage warehouse assets similar to the Mortgage Loans in the United States and in a manner consistent with

Buyer’s established business practices relating to entities similar to Seller and to assets acquired in repurchase transactions similar to the Mortgage Loans, shall be implemented and shall take effect on the [***] day after the date of the Scheduled

Unavailability Notice (such effective date, the “Successor Rate Effective Date”). For the avoidance of doubt, if Buyer determines, in its commercially reasonable discretion, that One-Month LIBOR is not available or can no longer be used for determining the interest rate of loans during the period of time prior to the Successor Rate Effective Date, then

Buyer shall use the last available One-Month LIBOR reference for determining the One-Month LIBOR during such period.

(b) Seller may, within [***] days of Seller’s receipt of the Scheduled Unavailability Notice, (i) give notice to Buyer of its good faith determination that the Successor Rate is not consistent with the successor rate of interest implemented by the majority of financial institutions similar to Buyer for assets similar to the Mortgage Loans in warehouse facilities in the United States similar to this Agreement and (ii) elect to terminate this Agreement on an elected termination date that is on or after the Successor Rate Effective Date (such date, the  “Elected Facility Termination Date”). Upon such termination, (i) Buyer shall refund the pro-rated portion of any unpaid Facility Fee then due and owing from the Successor Rate Effective Date through and including the Elected Facility Termination Date and deposit such refund into the Over/Under Account and (ii) Seller shall have no further liability for the Facility Fee or to pay further installments thereof.

SECTION 2. Notice. Section 9.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (a) of such section in its entirety and replacing it with the following:

(a) upon Seller becoming aware of any Control Failure with respect to a Purchased Mortgage Loan that is an eMortgage Loan or any eNote Replacement Failure;

SECTION 3. Event of Default Concerning Judgments. Section 11.1 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (j) in its entirety and replacing it with the following:

(j) one or more judgments or decrees shall be entered against Seller or any of its Subsidiaries involving a liability of [***] or more (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within [***] after entry thereof;

SECTION 4. ISDA Stay Protocol. Article 14 of the Existing Master Repurchase Agreement is hereby amended by adding the following new Section 14.26 at the end thereof:

14.26 ISDA Stay Protocol. Buyer and Seller agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) if clause (i) does not apply, to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered

Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org, and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Buyer shall be deemed a “Covered Entity” and Seller shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies among this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Buyer replaced by references to the covered affiliate support provider.

SECTION 5. Definitions. Exhibit A to the Existing Master Repurchase Agreement is hereby amended by:

5.1 deleting the definitions of “Applicable Pricing Rate”, “Jumbo Mortgage Loan”, “Mortgage Loan”, “One-Month LIBOR”, “Payment Date” and “Permitted Non-Qualified Mortgage Loan” in their respective entireties and replacing them with the following:

Applicable Pricing Rate: With respect to any date of determination, the greater of (i) One-Month LIBOR or a Successor Rate, as applicable, and (ii) 0%. It is understood that the Applicable Pricing Rate shall be adjusted on a daily basis.

Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan or Cooperative Loan (i) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date, unless otherwise agreed to by Buyer (ii) for which the original loan amount is greater than the conforming limit in the jurisdiction where the related Mortgaged Property is located, and (iii) meets the transaction requirements set forth on Schedule 1 to the Transactions Terms Letter.

Mortgage Loan: Any mortgage loan of a Type identified on any schedule attached to the Transactions Terms Letter, which mortgage loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

One-Month LIBOR: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination.

Payment Date: With respect to (i) Unused Facility Fees, by the thirtieth (30th) day following the end of each quarter, (ii) Over/Under Account interest, the fifth (5th) Business Day of each month, and (iii) Price Differential, the fifth (5th) Business Day of each month; provided, however, in each case, Buyer may change the Payment Date from time to time upon thirty (30) days prior written notice to Seller.

Permitted Non-Qualified Mortgage Loan: A Jumbo Interest Only Mortgage Loan, Jumbo High DTI Mortgage Loan, Jumbo Agency Plus Mortgage Loan, Jumbo Asset Depletion Mortgage Loan, Schwab Mortgage Loan, or HELOC Mortgage Loan.

5.2 adding the following definitions in their proper alphabetical order:

Bilateral Agreement: As defined in Section 14.26 of this Agreement.

Bilateral Terms: As defined in Section 14.26 of this Agreement.

eNote Replacement Failure: As defined in the Custodial Agreement.

Elected Facility Termination Date:  As defined in Section 4.14(b) of this Agreement.

HELOC Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a home equity line of credit underwritten in accordance with Seller’s underwriting guidelines for HELOCs, as same have been approved by Buyer.

Jumbo Agency Plus Mortgage Loan: A Jumbo Mortgage Loan which meets the criteria set forth in the Transactions Terms Letter.

Jumbo Asset Depletion Mortgage Loan: A Jumbo Mortgage Loan that (a) is not a Qualified Mortgage and (b) was originated by Seller or a third party originator and acquired by

Seller in accordance with Seller’s origination and/or underwriting guidelines, taking into account the related Mortgagor’s documented and qualifying income from existing assets other than wages and salaries.

Protocol: As defined in Section 14.26 of this Agreement.

QFC Stay Rules: The regulations codified at 12 C.F.R. § 252.2, § 252.81—8, 12 C.F.R. § 382.1-7 and 12 C.F.R. § 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

QFC Stay Terms: As defined in Section 14.26 of this Agreement.

Scheduled Unavailability Notice: As defined in Section 4.14(a) of this Agreement.

Schwab Mortgage Loan: A conforming or non-conforming first lien mortgage loan which meets the criteria set forth in the Transactions Terms Letter that is underwritten in compliance with Seller’s underwriting guidelines for the “schwab wealth management” loan program, which guidelines are approved by Buyer in its sole discretion.

Successor Rate: A rate determined by Buyer in accordance with Section 4.14(a) hereof.

Successor Rate Conforming Changes: With respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the commercially reasonable discretion of Buyer, to reflect the adoption of such Successor Rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice.

Successor Rate Effective Date: As defined in Section 4.14(a) of this Agreement.

Transfer of Servicing Agent: With respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Servicing Agent of such eNote.

Unauthorized Servicing Agent Modification: With respect to an eNote, an unauthorized Transfer of Location, Transfer of Servicing Agent or a change in any other information, status or data initiated by the Servicing Agent with respect to such eNote on the MERS eRegistry.

5.3 deleting the definitions of “Electronic Security Failure” and “LIBOR Floor” in

their entirety.

SECTION 6. Representations and Warranties Concerning Purchased Assets. Exhibit L to the Existing Master Repurchase Agreement is hereby amended by:

6.1 deleting paragraphs (k), (n), (r), (w), (dd) and (nnn) in their entirety and replacing them with the following:

(k) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission (except with respect to subordination of a Closed-End Second Lien Mortgage Loan or second lien HELOC Mortgage Loan to the first priority lien or security interest). Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(n) Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, Buyer or any servicer, subservicer or any successor servicer or successor subservicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (z) the ability of Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage, other than any federal, state or local law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature restricting, limiting or otherwise establishing a moratorium on foreclosing on mortgaged properties (each, a “Foreclosure Restrictive Rule”), and subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Except with respect to HELOC Mortgage Loans, the Mortgage Note and Mortgage are on forms acceptable to FHA, VA, RD, Freddie Mac or Fannie Mae. Nothing about the Mortgage Loan or the related Mortgage Loan Documents causes the Mortgage Loan to be subject to different treatment under any Foreclosure Restrictive Rule than comparable mortgage loans in the applicable jurisdiction of the related Mortgaged Property. If the Mortgage Loan is an eMortgage Loan, the related eNote contains the Agency-Required eNote Legend.

(r) Lien Position. The Mortgage Loan is secured by a valid first priority lien on the Mortgaged Property, including all buildings on the Mortgaged Property, under the laws of the state where the related mortgaged property is located; provided, however, that if the Mortgage Loan is a Closed-End Second Lien Mortgage Loan or second-lien HELOC Mortgage Loan, it is secured by a valid second lien on the Mortgaged Property. The lien of the Mortgage is subject only to:

(i)                                     reserved;

(ii)                                  the lien of current real property taxes and assessments not yet due and payable;

(iii)          covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not materially and adversely affect the appraised value of the Mortgaged Property set forth in such appraisal;

(iv)          other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property; and

(v)           in the case of a Closed-End Second Lien Mortgage Loan or second-lien HELOC Mortgage Loan, any first priority lien on the Mortgaged Property that has been disclosed to Buyer.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest (or in the case of Closed-End Second Lien

Mortgage Loans and second-lien HELOC Mortgage Loans, a second lien and second priority interest) on the property described therein and Seller has full right to pledge and assign the same to Buyer.

(w) Title Insurance. The Mortgage Loan is covered either by (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans, in the area where the Mortgage Property is located, or (ii) a valid and enforceable title insurance policy or commitment to issue such title insurance policy, which title insurance policy insures (or will insure) that the Mortgage relating thereto is a valid first lien or second lien, as applicable, on the Mortgaged Property therein described and that such Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage (or with respect to a Closed-End Second Lien Mortgage Loan or second-lien HELOC Mortgage Loan, the priority over the second lien of the Mortgage (other than, for the avoidance of doubt, any first lien of the Mortgage that has been disclosed to Buyer)), subject only to the exceptions contained in subpart (r) of this Exhibit L, and is otherwise in compliance with the requirements of the applicable Approved Investor. Seller, its successors and assigns, are the sole insureds of such title insurance policy, and such title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such title insurance policy, and no prior holder, servicer or subservicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller, in any case to the extent it would impair the coverage of any such policy.

(dd) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority (or with respect to a Closed-End Second Lien Mortgage Loan or second-lien HELOC Mortgage Loan, second lien priority) by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to FHA, VA, RD, Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(nnn) TRID Compliance. To the extent applicable, effective with respect to applications taken on or after October 3, 2015, each Mortgage Loan (other than a HELOC Mortgage Loan) was originated in compliance with the Consumer Financial Protection Bureau’s TILA-RESPA Integrated Disclosure Rule.

6.2 deleting clause (viii) of paragraph (eee) in its entirety and replacing it with the following:

(viii) There is no Control Failure, eNote Replacement Failure or Unauthorized Servicing Agent Modification with respect to such eNote;

6.3          adding the following new paragraph (ooo) at the end thereof:

(ooo)      Revolving Term.  Each HELOC Mortgage Loan provides for an initial period (the

“Revolving Period”) during which the Mortgagor is required to make monthly payments of interest payable in arrears and requires repayment of the unpaid principal balance thereof over a period following the Revolving Period (the “Repayment Period”) which is not in excess of two hundred forty (240) months. As of the Purchase Date no HELOC Mortgage Loan was in its Repayment Period. The interest rate on each Mortgage Loan adjusts periodically in accordance with the applicable underlying documents. On each interest rate adjustment date the Seller has made interest rate adjustments on the Mortgage Loan which are in compliance with the related Mortgage, Mortgage Note and applicable law.

SECTION 7. Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

SECTION 8. Conditions Precedent. This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer and Seller.

SECTION 9. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 10. Counterparts. This Amendment may be executed in any number of counterparts each of which shall constitute one and the same instrument, and each party hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment.

SECTION 11. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 12. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ Adam Robitshek
Name: Adam Robitshek
Title: Vice President

QUICKEN LOANS INC., as Seller

By:
Name:
Title:

Signature Page to Amendment No. 6 to Master Repurchase Agreement (BANA/Quicken)

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:
Name:
Title:

QUICKEN LOANS INC., as Seller

By:	/s/ Jay Farner
Name: Jay Farner
Title: Chief Executive Officer

Signature Page to Amendment No. 6 to Master Repurchase Agreement (BANA/Quicken)